EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports First Quarter 2022 Results and Raises 2022 Financial Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) today announced its financial results for the first quarter 2022.
RECENT HIGHLIGHTS
•Consolidated Adjusted EBITDA1 of approximately $3.2 billion and Distributable Cash Flow1 of approximately $2.5 billion for the quarter. Net loss2 of approximately $865 million for the quarter.
•Raising full year 2022 Consolidated Adjusted EBITDA1 guidance to $8.2 - $8.7 billion and full year 2022 Distributable Cash Flow1 guidance to $5.5 - $6.0 billion due to increased volumes from maintenance optimization, the accelerated ramp-up of Train 6 of the SPL Project (defined below), and general outperformance, as well as sustained higher margins on LNG throughout 2022, and increased lifting margin.
•In line with our comprehensive capital allocation plan, during the three months ended March 31, 2022, we redeemed or repaid over $0.8 billion of consolidated long-term indebtedness, repurchased an aggregate of 0.24 million shares of our common stock for approximately $25 million, and paid a quarterly dividend of $0.33 per share of common stock on February 28, 2022.
•In February 2022, Cheniere Corpus Christi Liquefaction Stage III, LLC (“CCL Stage III”) amended its long-term Integrated Production Marketing (“IPM”) natural gas supply agreement signed in 2019 with EOG Resources, Inc. (“EOG”), extending the term to 2040 and tripling the volume of LNG associated with the natural gas supply to 2.55 million tonnes per annum (“mtpa”).
•In March 2022, CCL Stage III entered into a lump sum, turnkey, engineering, procurement and construction (“EPC”) contract with Bechtel for the Corpus Christi Stage 3 Project (defined below) and released Bechtel to commence early engineering, procurement and other site work under a limited notice to proceed (“LNTP”).
•In March 2022, Corpus Christi Liquefaction, LLC (“CCL”) amended its existing long-term LNG sale and purchase agreement (“SPA”) with Engie SA (“Engie”), increasing the volume Engie has agreed to purchase from CCL to approximately 0.9 mtpa of LNG on a free-on-board basis, and extending the term to approximately 20 years, which began in September 2021.
•In March 2022, the Federal Energy Regulatory Commission (“FERC”) and the U.S. Department of Transportation’s Pipeline and Hazardous Materials Safety Administration (“PHMSA”) jointly provided Sabine Pass Liquefaction, LLC (“SPL”) with conditional approval to recommission, cooldown and place LNG Tank 1 in-service.
•In March 2022, the U.S. Department of Energy (“DOE”) issued two long-term orders to SPL and collectively to Cheniere Marketing, LLC and CCL, authorizing additional LNG exports to any country with which the United States has not entered into a free trade agreement. The total approved export volume increased to 1,661.94 billion cubic feet per year at the SPL Project (defined below) and 875.16 billion cubic feet per year at the CCL Project (defined below). These authorizations follow orders issued by the FERC in October 2021, which authorized increased production capacity at both our Sabine Pass and Corpus Christi sites.
•In April 2022, we announced a collaboration with natural gas midstream companies, methane detection technology providers and leading academic institutions to implement quantification, monitoring, reporting and verification (“QMRV”) of greenhouse gas (“GHG”) emissions at natural gas gathering, processing, transmission, and storage systems specific to Cheniere’s LNG supply chain. This collaboration builds upon our ongoing QMRV collaboration with natural gas producers and LNG shipping providers, both of which commenced in 2021.
___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.

CEO COMMENT
“The criticality of energy security and the long-term role of LNG and natural gas as a reliable, flexible and cleaner-burning fuel has never been more evident and we are proud to be able to support our customers and end-users across the globe,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “Cheniere’s continued focus on execution, seamless operations and maintenance optimization has enabled record LNG production to help balance the global energy market.”
“Today we are raising our 2022 financial guidance due to the sustained strength in the global LNG market and an increase in expected LNG production. The current volatility in the global energy markets signals the need for additional investment in new LNG capacity, underscoring the power of the Cheniere platform. We expect to complete the remaining steps necessary to reach FID on Corpus Christi Stage 3 in the coming months.”
2022 REVISED FULL YEAR FINANCIAL GUIDANCE

(in billions)	2022 Previous			2022 Revised
Consolidated Adjusted EBITDA[1]	$7.0	-	$7.5	$8.2	-	$8.7
Distributable Cash Flow[1]	$4.3	-	$4.8	$5.5	-	$6.0
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended March 31,
	2022	2021	% Change
Revenues	$7,484	$3,090	142%
Net income (loss)[2]	$(865)	$393	nm
Consolidated Adjusted EBITDA[1]	$3,153	$1,452	117%
LNG exported:
Number of cargoes	160	133	20%
Volumes (TBtu)	584	480	22%
LNG volumes loaded (TBtu)	585	476	23%
Consolidated Adjusted EBITDA increased $1.7 billion during first quarter 2022 as compared to first quarter 2021, primarily due to increased margins per MMBtu of LNG and increased volumes of LNG delivered. This impact was partially offset by a decrease in gains from sales of physical gas as compared to first quarter 2021.
Net loss was $865 million for first quarter 2022, compared to net income of $393 million in first quarter 2021. The decrease was primarily due to an increase in derivative losses from changes in fair value and settlements of approximately $3.5 billion (pre-tax and excluding the impact of non-controlling interests) and a lower contribution from certain portfolio optimization activities. These impacts were partially offset by increased margins per MMBtu of LNG and increased volumes of LNG delivered during first quarter 2022, as well as the income tax benefit generated by the pre-tax derivative losses.
Substantially all derivative losses relate to the use of commodity derivative instruments indexed to international LNG prices, primarily related to our long-term IPM agreements. While operationally we seek to eliminate commodity risk by utilizing derivatives to mitigate price volatility for commodities procured or sold over a period of time, as a result of the significant appreciation in forward international LNG commodity curves during the quarter, we incurred approximately $3.1 billion of non-cash unfavorable changes in fair value attributed to positions indexed to such prices (pre-tax and excluding the impact of non-controlling interest). Our IPM agreements are structured to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreement and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs. However, the long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period.
Share-based compensation expenses included in net income (loss) totaled $43 million for the quarter compared to $32 million for the comparable 2021 period.

Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) as of March 31, 2022 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
As of March 31, 2022, our total consolidated liquidity position was approximately $6.7 billion. We had cash and cash equivalents of $2.5 billion on a consolidated basis, of which $1.2 billion was held by Cheniere Partners. In addition, we had restricted cash and cash equivalents of $419 million, $1.25 billion of available commitments under the Cheniere Revolving Credit Facility, $924 million of available commitments under the Cheniere Corpus Christi Holdings, LLC (“CCH”) Working Capital Facility, $750 million of available commitments under Cheniere Partners’ credit facilities, and $832 million of available commitments under the SPL Working Capital Facility.
Key Financial Transactions and Updates
In January 2022, we redeemed all $625 million aggregate principal amount outstanding of our 4.25% Convertible Senior Notes due 2045 for approximately $526 million.
During the quarter, we repaid approximately $290 million of the outstanding borrowings under CCH’s Term Loan Credit Facility and $250 million of the outstanding borrowings under the CCH Working Capital Facility.
Liquefaction Projects Overview
SPL Project
Through Cheniere Partners, we operate six natural gas liquefaction Trains for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”). On February 4, 2022, substantial completion was achieved on Train 6 of the SPL Project.
CCL Project
We operate three natural gas liquefaction Trains for a total production capacity of approximately 15 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”).
Corpus Christi Stage 3
We are developing an expansion adjacent to the CCL Project for up to seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (“Corpus Christi Stage 3”). On March 7, 2022, CCL Stage III entered into a lump sum, turnkey EPC contract with Bechtel and authorized Bechtel to commence early engineering, procurement and other site work under LNTP. We expect to reach FID on the Corpus Christi Stage 3 project in the coming months upon finalizing financing.
INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the first quarter 2022 on Wednesday, May 4, 2022, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of approximately 45 million tonnes per annum of LNG in operation. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, and share repurchases, and (viii) statements regarding the COVID-19 pandemic and its impact on our business and operating results. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of April 30, 2022, over 2,100 cumulative LNG cargoes totaling over 145 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the quarter, we exported 584 TBtu of LNG from our liquefaction projects. 40 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of March 31, 2022, none of which was related to commissioning activities.
The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the quarter:

	Three Months Ended March 31, 2022
(in TBtu)	Operational	Commissioning
Volumes loaded during the current period	572	13
Volumes loaded during the prior period but recognized during the current period	49	1
Less: volumes loaded during the current period and in transit at the end of the period	(40)	—
Total volumes recognized in the current period	581	14
In addition, during the quarter, we recognized 11 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenues
LNG revenues	$7,340	$2,999
Regasification revenues	68	67
Other revenues	76	24
Total revenues	7,484	3,090

Operating costs and expenses
Cost of sales (excluding items shown separately below) (2)	7,336	1,386
Operating and maintenance expense	389	322
Development expense	5	1
Selling, general and administrative expense	96	81
Depreciation and amortization expense	271	236
Total operating costs and expenses	8,097	2,026

Income (loss) from operations	(613)	1,064

Other expense (income)
Interest expense, net of capitalized interest	(349)	(356)
Loss on modification or extinguishment of debt	(18)	(55)
Interest rate derivative gain, net	3	1
Other income, net	5	6
Total other expense	(359)	(404)

Income (loss) before income taxes and non-controlling interest	(972)	660
Less: income tax provision (benefit)	(191)	89
Net income (loss)	(781)	571
Less: net income attributable to non-controlling interest	84	178
Net income (loss) attributable to common stockholders	$(865)	$393

Net income (loss) per share attributable to common stockholders—basic (3)	$(3.41)	$1.56
Net income (loss) per share attributable to common stockholders—diluted (3)	$(3.41)	$1.54

Weighted average number of common shares outstanding—basic	254.0	252.9
Weighted average number of common shares outstanding—diluted	254.0	258.9

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission.
(2)Cost of Sales includes approximately $3.4 billion of losses from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three months ended March 31, 2022, as compared to $0.1 billion of losses in the corresponding 2021 period.
(3)Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	March 31,	December 31,
	2022	2021
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$2,487	$1,404
Restricted cash and cash equivalents	419	413
Trade and other receivables, net of current expected credit losses	1,461	1,506
Inventory	571	706
Current derivative assets	215	55
Margin deposits	456	765
Other current assets	96	207
Total current assets	5,705	5,056

Property, plant and equipment, net of accumulated depreciation	30,314	30,288
Operating lease assets	1,975	2,102
Derivative assets	43	69
Goodwill	77	77
Deferred tax assets	1,450	1,204
Other non-current assets, net	491	462
Total assets	$40,055	$39,258

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$167	$155
Accrued liabilities	1,963	2,299
Current debt, net of discount and debt issuance costs	62	366
Deferred revenue	120	155
Current operating lease liabilities	527	535
Current derivative liabilities	1,746	1,089
Other current liabilities	20	94
Total current liabilities	4,605	4,693

Long-term debt, net of premium, discount and debt issuance costs	28,907	29,449
Operating lease liabilities	1,423	1,541
Finance lease liabilities	57	57
Derivative liabilities	6,256	3,501
Other non-current liabilities	66	50

Stockholders' deficit
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 276.5 million shares and 275.2 million shares issued at March 31, 2022 and December 31, 2021, respectively	1	1
Treasury stock: 22.1 million shares and 21.6 million shares at March 31, 2022 and December 31, 2021, respectively, at cost	(988)	(928)
Additional paid-in-capital	4,244	4,377
Accumulated deficit	(6,967)	(6,021)
Total stockholders' deficit	(3,710)	(2,571)
Non-controlling interest	2,451	2,538
Total deficit	(1,259)	(33)
Total liabilities and stockholders' deficit	$40,055	$39,258

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of March 31, 2022, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $19.2 billion and $21.8 billion, respectively, including $1.2 billion of cash and cash equivalents and $0.1 billion of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three months ended March 31, 2022 and 2021 (in millions):

	Three Months Ended March 31,
	2022	2021
Net income (loss) attributable to common stockholders	$(865)	$393
Net income attributable to non-controlling interest	84	178
Income tax provision (benefit)	(191)	89
Interest expense, net of capitalized interest	349	356
Loss on modification or extinguishment of debt	18	55
Interest rate derivative gain, net	(3)	(1)
Other income, net	(5)	(6)
Income (loss) from operations	$(613)	$1,064
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	271	236
Loss from changes in fair value of commodity and FX derivatives, net (1)	3,458	120
Total non-cash compensation expense	37	32
Consolidated Adjusted EBITDA	$3,153	$1,452

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income (loss) attributable to common stockholders for the three months ended March 31, 2022 and forecast amounts for full year 2022 (in billions):

	Three Months Ended March 31,	Full Year
	2022	2022
Net income (loss) attributable to common stockholders	$(0.87)	$0.6	-	$1.1
Net income attributable to non-controlling interest	0.08	1.0	-	1.1
Income tax provision (benefit)	(0.19)	0.8	-	0.9
Interest expense, net of capitalized interest	0.35			1.5
Depreciation and amortization expense	0.27			1.1
Other expense (income), financing costs, and certain non-cash operating expenses	3.51	3.2	-	3.0
Consolidated Adjusted EBITDA	$3.15	$8.2	-	$8.7
Interest expense (net of capitalized interest and amortization) and realized interest rate derivatives	(0.36)			(1.4)
Maintenance capital expenditures, income tax and other expense	(0.02)	(0.3)	-	(0.2)
Consolidated Distributable Cash Flow	$2.77	$6.5	-	$7.1
CQP distributable cash flow attributable to non-controlling interest	(0.28)	(1.0)	-	(1.1)
Cheniere Distributable Cash Flow	$2.50	$5.5	-	$6.0
Note: Totals may not sum due to rounding.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interest. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, interest rate derivatives, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, changes in fair value of interest rate derivatives, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interest is calculated in the same method as Distributions to non-controlling interest as presented on our Statements of Stockholders’ Equity in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764
Phil West	713-375-5586